UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number: 333-107220-01

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               M&I Auto Loan Trust 2003-1/M&I Dealer Auto Securitization LLC

	(Exact name of registrant as specified in its charter)
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               c/o BNY Midwest Trust Company, as Indenture Trustee
			    Structured Finance Group
			 2 N. LaSalle Street, Ste 1020
				Chicago, IL 60602
                                  312-827-8500


(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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           (Title of each class of securities covered by this Form)

                             1.1475% Class A-1 Notes
                             1.60% Class A-2 Notes
                             2.31% Class A-3 Notes
                             2.97% Class A-4 Notes
                               3.45% Class B Notes
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [_]         Rule 12h-3(b)(1)(ii) [_]
            Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(2)(i)  [_]
            Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(ii) [_]
            Rule 12g-4(a)(2)(ii) [_]         Rule 15d-6           [X]
            Rule 12h-3(b)(1)(i)  [_]

     Approximate number of holders of record as of the certification or notice date:

                       1.1475% Class A-1 Notes: 2 Holders of record
                       1.60% Class A-2 Notes: 19 Holders of record
                       2.31% Class A-3 Notes: 18 Holders of record
                       2.970% Class A-4 Notes: 23 Holders of record
                          3.45% Class B Notes: 11 Holder of record

     Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      January 30, 2004              By: /s/ Donald H. Wilson
     -----------------------------            ----------------------------------
				Title:  President of M&I Dealer Auto
					Securitization LLC